UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT

SPECIAL FINANCIAL REPORT ON FORM 1-K PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

DIMICRON, INC.

(Exact name of issuer as specified in its charter)

Commission File No.  024-12001

Utah	84-1384895
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1186 South 1680 West Orem, Utah	84058
(Address of principal executive offices)	(Zip Code)

(801) 221-4591
Issuer’s telephone number, including area code

Non-Voting Common Stock
(Title of each class of securities issued pursuant to Regulation A)

Item 7. Financial Statements

Dimicron, Inc. dba Dymicron consolidated financial statements and independent AUDITOR’s Report For the Years Ended December 31, 2022 and 2021

DIMICRON, INC. DBA DYMICRON

C O N T E N T S

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INDEPENDENT AUDITOR’S REPORT

To Board of Directors

Dimicron, Inc. dba Dymicron:

Opinion

We have audited the accompanying consolidated financial statements of Dimicron, Inc. dba Dymicron (a Utah corporation) (the “Company”), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of income, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements. (the “financial statements”)

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dimicron, Inc. dba Dymicron as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has a working capital deficit and has suffered recurring losses to date which raises substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Larson & Company 11240 South River Heights Drive, Suite 300 Salt Lake City, UT 84095 Main (801)313-1900 │ Fax: (801) 313-1912 www.larsco.com

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Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audits in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Dimicron, Inc. dba Dymicron’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Dimicron, Inc. dba Dymicron’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Salt Lake City, UT

April 14, 2023

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DIMICRON, INC. DBA DYMICRON

Consolidated Balance Sheets

As of December 31, 2022 and 2021

ASSETS	2022	2021
Current assets:
Cash and cash equivalents	$220,048	$1,442,744
Accounts receivable, net	105,922	147,372
Prepaids and advances	6,844	1,844
Inventory, net	790,101	688,440
Other receivables	3,418	3,418

Total current assets	1,126,333	2,283,818

Non-current assets:
Property and equipment, net	330,151	398,873
Deposits	6,784	7,423
Right-of-use asset - operating	159,844	234,583

Total non-current assets	496,779	640,879

Total assets	$1,623,112	$2,924,697

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$48,471	$72,023
Accrued expenses	169,126	182,086
Deferred revenue	14,250	14,250
Leases liability - operating, current	78,506	82,834
Notes payable, current	46,720	45,108

Total current liabilities	357,073	396,301

Long-term liabilities:
Notes payable, noncurrent	137,821	188,362
Notes payable - related party	46,395,100	43,695,100
Interest payable - related party	24,499,428	20,632,245
Lease liability - operating, non-current	90,142	157,889

Total long-term liabilities	71,122,491,	64,673,596

Total liabilities	71,479,564	65,069,897

Stockholders' deficit:
Preferred stock - Series B, $0.001 par value; 506,874 shares issued and outstanding (1)	507	507
Common stock, $0.001 par value; 60,000,000 shares authorized, and 4,407,985 shares issued and outstanding (1)	4,408	4,408
Additional paid-in capital (1)	24,086,863	23,301,713
Treasury stock	(51,944)	(51,944)
Accumulated other comprehensive income (loss)	208,651	374,967
Accumulated deficit	(94,104,937)	(85,774,851)

Total stockholders' deficit	(69,856,452)	(62,145,200)

Total liabilities and stockholders' deficit	$1,623,112	$2,924,697

(1) All share amounts and additional paid-in-capital for all periods reflect Dimicron, Inc's 1-for-10 reverse stock split, which was effective August 30, 2022.

The accompanying notes to the financial statements are an integral part of these statements.

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DIMICRON, INC. DBA DYMICRON

Consolidated Statements of Operations

For the Years Ended December 31, 2022 and 2021

	2022	2021

Revenue and cost of goods sold:
Revenue	$206,922	$512,149
Cost of goods or services sold	(70,366)	(270,311)

Gross profit	136,556	241,838

Operating expenses:
Product development costs	999,675	1,727,918
Depreciation	29,534	27,401
General and administrative expenses	3,605,954	2,914,938

Total operating expenses	4,635,163	4,670,257

Income (loss) from operations	(4,498,607)	(4,428,419)

Other income (expenses):
Interest income	284	390
Interest expense - related party	(3,875,234)	(3,588,008)
Gain (loss) on disposal of assets	–	(97,261)
Foreign currency translation gain (loss)	(285)	–
Other income (expense)	43,856	33,827

Total other income (expenses)	(3,831,379)	(3,651,052)

Net income (loss) before income taxes	(8,329,986)	(8,079,471)

Income tax expense (benefit)	100	100

Net income (loss)	$(8,330,086)	$(8,079,571)

The accompanying notes to the financial statements are an integral part of these statements.

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DIMICRON, INC. DBA DYMICRON

Consolidated Statements of Comprehensive Loss

For the Years Ended December 31, 2022 and 2021

	2022	2021

Net income (loss)	$(8,330,086)	$(8,079,571)

Other comprehensive gain (loss)

Foreign currency translation adjustments	(166,316)	585,479

Net comprehensive income (loss)	$(8,496,402)	$(7,494,092)

The accompanying notes to the financial statements are an integral part of these statements.

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DIMICRON, INC. DBA DYMICRON

Consolidated Statements of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2022 and 2021

							Accumulated
	Series B Preferred Stock		Common Stock		Additional Paid-in	Treasury	Other Comprehensive	Accumulated	Total
	Shares	Amount	Shares	Amount	Capital	Stock	Gain (Loss)	Deficit	Deficit

Balance at January 1, 2021 (1)	506,874	$507	4,407,985	$4,408	$23,006,981	$(51,944)	$(210,512)	$(77,695,280)	$(54,945,840)

Value of stock options issued and vested during the year	–	–	–	–	294,732	–	–	–	294,732

Effects of foreign currency translation	–	–	–	–	–	–	585,479	–	585,479

Net loss	–	–	–	–	–	–	–	(8,079,571)	(8,079,571)

Balance at December 31, 2021 (1)	506,874	$507	4,407,985	$4,408	$23,301,713	$(51,944)	$374,967	$(85,774,851)	$(62,145,200)

Value of stock options issued and vested during the year	–	–	–	–	785,150	–	–	–	785,150

Effects of foreign currency translation	–	–	–	–	–	–	(166,316)	–	(166,316)

Net loss	–	–	–	–	–	–	–	(8,330,086)	(8,330,086)

Balance at December 31, 2022	506,874	$507	4,407,985	$4,408	$24,086,863	$(51,944)	$208,651	$(94,104,937)	$(69,856,452)

(1) All share amounts and additional paid-in-capital for all periods reflect Dimicron, Inc's 1-for-10 reverse stock split, which was effective August 30, 2022.

The accompanying notes to the financial statements are an integral part of these statements.

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DIMICRON, INC. DBA DYMICRON

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2022 and 2021

	2022	2021
Cash flows from operating activities

Net income (loss)	$(8,330,086)	$(8,079,571)

Adjustment to reconcile net income (loss) to net cash from operating activities:

Depreciation	72,369	27,401
Stock option issued for compensation	785,150	294,732
(Gain) loss on sale or disposal of assets	–	97,261

(Increase) decrease in:
Accounts receivable	41,450	(103,554)
Prepaids, advances and deposits	(4,361)	7,745
Inventory	(101,661)	137,714
Right-of-use asset	74,739	81,069
Increase (decrease) in:
Accounts payable and accrued expenses	(36,512)	111,565
Lease liability	(72,075)	(78,713)
Interest payable - related party	3,867,183	3,586,607

Net cash flows from operating activities	(3,703,804)	(3,917,744)

Cash flows from investing activities:
Purchase of property and equipment	(3,647)	–

Net cash flows from investing activities	(3,647)	–

Cash flows from financing activities:
Payments made on notes payable	(48,929)	(7,365)
Proceeds from related party debt	2,700,000	3,370,000

Net cash flows from financing activities	2,651,071	3,362,635

Effect of exchange rate on changes in cash	(166,316)	585,479

Net increase (decrease) in cash, cash equivalents, and restricted cash	(1,222,696)	30,370

Cash, cash equivalents, and restricted cash at beginning of period	1,442,744	1,412,374

Cash, cash equivalents, and restricted cash at end of period	$220,048	$1,442,744

Supplemental disclosure of cash flow information:

Cash paid during the year for:
Interest paid	$(8,051)	$(1,401)
Taxes	$(100)	$(100)

Non-cash investing and financing activities
Stock compensation	$785,150	$294,732
Notes payable issued for equipment purchase	$–	$240,835

The accompanying notes to the financial statements are an integral part of these statements.

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

1.             ORGANIZATION

Dimicron, Inc. (the "Company") is a medical device technology company, incorporated on February 7, 1997 in the State of Utah. The Company was originally incorporated as Diamicron, Inc. until it changed its name to Dimicron, Inc. effective April 20, 2011. On September 30, 2014 the Company registered the "doing business as" (dba) name of Dymicron. Since its inception, the Company has engaged itself in the research and development of high pressure/high temperature synthesis of polycrystalline diamond compact (PDC) materials for medical device applications. The focus of this research and development has been towards medical implants for artificial joint replacement, beginning with total hip replacement. Significant developments have been made on total hip replacement but the Company has currently placed these efforts on hold. The Company’s currents efforts are towards the development of total spinal disc replacement. Since inception, the Company has developed a large body of technology and intellectual property required to accomplish its objectives, including the successful formulation of biocompatible PDC, and the development of shaping, polishing, finishing and other manufacturing processes and testing techniques for its proprietary synthetic diamond materials. PDC constitutes a platform technology, upon which a number of additional medical device applications may be developed.

The Company has a solely owned subsidiary in Germany named Dymicron EU GmbH (Germany), which helps with the direct sales of its products in Germany and its distribution of its products in Spain.

The Company's most pressing current goals are to pursuit its regulatory approval in the United States and expand commercial sales of its cervical total disc replacement implant in Europe and other countries. This work includes continued compliance with the European Union's Medical Device Directive and relevant ISO standards. The Company is also continuing to work with clinical partners to collect data regarding safety and field performance of its TDR implant for future publishing and marketing efforts. Future success of the Company is likely contingent of receiving FDA approval for its products and expanding sales to attract potential strategic partners.

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) using the accrual method of accounting. All income is recorded when earned and all expenses are recorded when incurred regardless of when such amounts are received or paid.

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Dimicron, Inc. and its subsidiaries. Dimicron EU GmbH (Germany) (a wholly-owned subsidiary) operates in Germany. All significant intercompany transactions have been eliminated. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities in accordance with the Variable Interest Entity Subsections of FASB ASC Subtopic 810-10, Consolidation - Overall, and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated financial statements.

For the Company's foreign subsidiaries, the functional currency has been determined to be the local currency. Accordingly, assets and liabilities are translated at year-end exchange rates, and operating statement items are translated at average exchange rates prevailing during the year. The resultant cumulative translation adjustments to the assets and liabilities are recorded as other comprehensive income (loss) as a separate component of stockholders’ equity (deficit). Exchange adjustments resulting from foreign currency transactions are included in the determination of net income (loss). Such amounts are immaterial for all years presented.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual amounts could differ from these estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid financial instruments with a maturity of less than three months to be cash equivalents. The Company had no cash equivalents other than cash at December 31, 2022 and 2021.

Accounts Receivable and Other Receivables

Customer accounts receivable are stated at the amount management expects to collect on balances. Management closely monitors outstanding balances and writes off all balances past due after a certain period of time and for which all collection efforts have been exhausted.

Accounts receivable balance as of December 31, 2022 and 2021 consisted of the following:

	2022	2021

Accounts receivable	$105,922	$165,208
Less:
Allowance for uncollectible accounts	–	(17,836)
	$105,922	$147,372

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Uninsured Corporate Cash Balances

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks. At times throughout the year, the Company maintains certain bank accounts in excess of FDIC insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk related to these accounts.

The Company also holds a cash account in a foreign bank account (Germany) that is not FDIC insured, which funds could potentially be impacted due to adverse economic conditions with these countries or other significant risks of loss. The balance of this foreign bank accounts was $103,943 and $189,451 as of December 31, 2022 and 2021, respectively. The Company does not anticipate any losses from this risk.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for minor replacements, maintenance and repairs which do not increase the useful lives of the property and equipment are charged to operations as incurred. Major additions and improvements are capitalized. Depreciation and amortization on property and equipment are computed using the straight-line method over estimated useful lives as follows:

Office equipment	3 to 5 years
Shop equipment	3 to 7 years
Leasehold improvements	2 years

Stock-Based Compensation

The Company adopted the provisions of Accounting Standards Codification 718, Compensation - Stock Compensation (ASC 718). ASC 718 requires the measurement and recognition of compensation for all stock-based awards made to employees and directors based on estimated fair values. Under ASC 718, the Company uses the Black-Scholes option pricing model as the method of valuation for stock-based awards. The determination of the fair value of stock-based awards on the date of grant is affected by the fair value of the stock as well as assumptions regarding a number of complex and subjective variables. The variables include, but are not limited to, 1) the expected life of the option, 2) the expected volatility of the fair value over the term of the award, and 3) actual and projected exercise behaviors.

The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Statement of Operations. Stock-based compensation expense recognized in the Statements of Operations for the years ended December 31, 2022 and 2021 assumes all awards will vest; therefore no reduction has been made for estimated forfeitures.

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company files federal income tax returns in the U.S. and state income tax returns in those state jurisdictions where it is required to file.

The Company adopted the provisions of Accounting Standards Codification 740, Income Taxes (ASC 740). ASC 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the consolidated financial statements. As a result of the implementation of ASC 740, the Company performed a review of its material tax positions in accordance with measurement standards established by ASC 740. At the adoption date, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized. There has been no significant change in the unrecognized tax benefit during the year ended December 31, 2022 and 2021. The Company also estimates that the unrecognized tax benefit will not change significantly within the next twelve months.

There are no tax positions included in the accompanying consolidated financial statements at December 31, 2022 and 2021 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

Provisions for income taxes are based on amounts reported in the statement of operations and include state taxes of $100. No deferred tax asset for net operating losses and research tax credits has been recorded in the consolidated financial statements since it has not yet been determined that the Company will experience a future benefit from them (see Note 9).

Concentrations of Risk

Credit losses, if any, have been provided for in the consolidated financial statements and are based on management's expectations. The Company's accounts receivable are subject to potential concentrations of credit risk. The Company does not believe that it is subject to any unusual risks or significant risks in the normal course of its business.

A significant amount of the Company's financing has been dependent on a few current stockholders. If lending or capital investments stopped from these stockholders, it could significantly affect the Company's ability to continue until ongoing operations and revenues were obtained. The Company believes it will continue its relationships and be able to maintain its current course of business.

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Risk (Continued)

Foreign Operations

The Company operates in various foreign countries. The Company may be adversely affected by possible political or economic instability in these foreign countries. The risks include, but are not limited to terrorism, military repression, expropriation, changing fiscal regimes, extreme fluctuations in currency exchange rates, high rates of inflation and the absence of industrial and economic infrastructure. Changes in development or investment policies or shifts in the prevailing political climate in these countries in which the Company operates could adversely affect the Company's business. Operations may be affected in varying degrees by government regulations with respect to development restrictions, price controls, export controls, income and other taxes, expropriation of property, maintenance of claims, environmental legislation, labor, welfare, benefit policies, land use, land claims of local residents, water use and mine safety. The effect of these factors cannot be accurately predicted.

Foreign Currency Translation

Since the subsidiary's financial statements must be translated into U.S. Dollars, major changes in the currency exchange rate between the foreign denominations and U.S. Dollars may have a significant impact on the operations of the Company. Although the Company does not anticipate the currency exchange rate to be significantly different over the next 12 months, no such assurances can be given.

Revenue Concentrations

During the year ended December 31, 2022 and 2021, the Company had customers generate revenues greater than 10% of total revenues. Revenues from these customers were $98,730 and $98,220, or 48% and 19%, of total revenues for the years ended December 31, 2022 and 2021, respectively.

Advertising

The Company generally expenses advertising costs as incurred. Advertising expense was $5,809 and $35,313 for the years ended December 31, 2022 and 2021, respectively.

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company recognizes revenue when goods are delivered or implanted to patients. All revenue for the Company are recognized at the point-in-time of implant or when delivered to customer based on contractual obligations. Any amount collected from customers for goods not yet delivered is recorded as unearned revenue.

The Company also rents out its machinery to other customers for the manufacturing of their products. Revenue is recognized when time of use is transpired. For the years ended December 31, 2022 and 2021, total revenue recognized were as follows:

	2022	2021

Revenue recognized over-time	$98,730	$98,220
Revenue recognized at a point-in-time*	108,192	413,929
Total	$206,922	$512,149
*Revenue is generated from Dymicron EU GmbH (Germany)

As of December 31, 2022 and 2021, the accounts receivable and unearned revenue consisted of the following:

	2022	2021

Accounts receivable	$105,922	$147,372
Unearned revenue	$14,250	$14,250

Inventories

Raw materials are stated at the lower of cost (computed on an average cost basis) or market. Work-in-process and finished goods are stated at the lower of an average cost or market. Obsolete items are expensed at the time impairment is determined. The Company evaluates the inventory at least annually. As of December 31, 2022 and 2021, an inventory valuation reserve of $0 and $86,128 was established for obsolete items, respectively. Inventory consists of raw materials and supplies, work-in-process, finished goods, and implant related parts.

Currencies and Translation Adjustments

The Company incurred revenues and expenses in two different currencies during the periods presented which include U.S. Dollars (USD) and Euros (EUR). All assets, liabilities, revenues, and expenses are converted to USD for recording and presentation in the accompanying consolidated financial statements. The Company recorded foreign currency translation adjustments for the years ended December 31, 2022 and 2021. These adjustments are the currency translation effects and are recorded through other comprehensive income in accordance with FASB ASC 220, Comprehensive Income ("ASC 220").

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

3.             INVENTORY

Inventory consisted of the following as of December 31, 2022 and 2021:

	2022	2021

Raw materials and supplies	$60,628	$38,416
Work-in-process	100,982	186,377
Finished goods	628,491	549,775
Less: inventory valuation allowance	–	(86,128)
Total inventory	$790,101	$688,440

4.             PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2022 and 2021:

	2022	2021

Office equipment	$95,708	$96,182
Shop equipment	2,176,876	2,173,485
Leasehold improvements	84,171	84,171

Total property and equipment	2,356,755	2,353,838

Less accumulated depreciation	(2,026,604)	(1,954,965)

Property and equipment, net	$330,151	$398,873

Total depreciation expense for the year ended December 31, 2022 and 2021 were $29,534 and $27,401 respectively.

5.             NOTES PAYABLE

For the year ended December 31, 2021, the Company obtained financing to purchase equipment for $240,835. The loan accrues interest at 3.5166% per annum and will mature on October 31, 2026. Payments for interest and principal in the amount of $4,383 is required monthly. The balance outstanding as of December 31, 2022, and 2021 was $184,541 and $233,470, respectively. Future principal payment commitments for this note payable as of December 31, 2022 is as follows:

Years ending December 31,
2023	$46,720
2024	48,390
2025	50,119
2026	39,312
2027	–
Thereafter	–

Total	$184,541

Total interest charged for this note payable for the year ended December 31, 2022 was $8,051 and $1,401, respectively.

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

6.             NOTES PAYABLE – RELATED PARTIES

Notes payable to related parties consisted of the following as of December 31, 2022 and 2021:

	2022	2021
Various convertible notes payable to a related company, interest at 9% per annum, interest and principal due at maturity on December 31, 2025; secured by all Company assets.	$1,990,000	$1,990,000

Various convertible notes payable to a related company, interest at 10% per annum, interest and principal due at maturity on December 31, 2025; convertible into common shares of the Company at $2.90 per share at the note holder's option, secured by all Company assets.	7,000,000	7,000,000

Various convertible notes payable to a related company, interest at 8% per annum, interest payments due quarterly, principal due at maturity on December 31, 2025, convertible into common shares of the Company at $2.80 per share at the note holder's option, secured by all Company assets.	4,999,900	4,999,900

Various notes payable to various shareholders, interest at 10% per annum, principal and interest payments due December 31, 2025; convertible into common shares of the Company at $3.60 per share at the note holder's option, secured by all Company assets.	9,659,900	9,659,900

Various notes payable to various shareholders, interest at 7% per annum, principal and interest payments due December 31, 2025; convertible into common shares of the Company at $4.20 per share at the note holder's option, secured by all Company assets.	10,012,300	10,012,300

Various notes payable to various shareholders, interest at 8% per annum, principal and interest payments due December 31, 2025; convertible into common shares of the Company at rates between $2.00 to $5.50 per share at the note holder's option depending on the date of contribution, secured by all Company assets.	3,723,000	3,723,000

Various notes payable to various shareholders, interest at 8% per annum, principal and interest payments due December 31, 2025; convertible into common shares of the Company at $3.60 per share at the note holder's option, secured by all Company assets.	9,010,000	6,310,000

Total notes payable - related parties	46,395,100	43,695,100
Less: current portion	–	–

Long-term portion of related party notes	$46,395,100	$43,695,100

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

6.             NOTES PAYABLE – RELATED PARTIES (CONTINUED)

Maturities of notes payable - related parties as of December 31, 2022 is as follows:

Years Ending December 31,
2023	$–
2024	–
2025	46,395,100
2026	–
2027	–
Thereafter	–

Totals	$46,395,100

Interest expense on the related party notes payable noted above was $3,867,183 and $3,586,607 for the years ended December 31, 2022 and 2021. Interest payable on these notes was $24,499,428 and $20,632,245 as of December 31, 2022 and 2021, respectively.

7.             LEASES

The Company leases certain office space under operating leases. Lease commencement occurs on the date the Company takes possession or control of the property. Original terms for facility related leases are generally between three to five years. Some of the Company’s leases also include rental escalation clauses and/or termination provisions. Renewal options and termination options are included in determining the lease payments when management determines the options are reasonably certain of exercise.

If readily determinable, the rate implicit in the lease is used to discount lease payments to present value: however, substantially all of the Company’s leases do not provide a readily determinable implicit rate. When the implicit rate is not determinable, Company’s estimated incremental borrowing rate is utilized, determined on a collateralized basis, to discount lease payments based on information available at lease commencement.

The Company’s leases typically require payment of common area maintenance and real estate taxes which represent the majority of variable lease costs. Certain lease agreements also provide for variable rental payments based on sales performance in excess of specified minimums, usage measures, or changes in the consumer price index.  Variable rent payments based on future performance, usage, or changes in indices were not significant for any of the periods presented.  Variable lease costs are excluded from the present value of lease obligations.

The Company’s lease agreements do not contain any material restrictions, covenants, or any material residual value guarantees.

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

7.             LEASES (Continued)

Lease related assets and liabilities as of December 31, 2022 and 2021 consist of the following:

	2022	2021
Assets
Operating lease assets	$159,844	$234,583
Total lease assets	$159,844	$234,583
Liabilities
Current operating lease liability	$78,506	$82,834
Noncurrent operating lease liability	90,142	157,889
Total lease liability	$168,648	$240,723

Total operating lease expense for the year ended December 31, 2022 and 2021 was $93,321 and $50,258 respectively.

The future minimum rental payments required under operating lease obligations as of December 31, 2022, having initial or remaining non-cancelable lease terms in excess of one year are summarized as follows:

Years ending December 31,
2023	$84,726
2024	85,962
2025	6,678
2026	–
Thereafter	–
Total	177,366
Less: interest	(8,718)
Present value of lease liabilities	$168,648

The weighted-average remaining lease term and discount rate as of December 31, 2022 are as follows:

	2022	2021
Weighted-average remaining lease term
Operating leases (years)	1.95	4.25
Weighted-average discount rate
Operating leases	4.13%	3.99%

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

8.             STOCKHOLDERS’ EQUITY

On August 30, 2022, the company approved a 1-to-10 reverse stock split. As a result, all shares and related APIC was adjusted retroactively for this corporate action.

Preferred Stock - Series A and Series B

The Company has 5,000,000 shares of preferred stock (Series A and B combined) authorized for issuance with a par value of $0.001 per share. At December 31, 2022, the Company had 506,874 shares of Series B preferred stock issued and outstanding and no shares of Series A preferred stock issued and outstanding. The Series B preferred stock has a liquidation preference of $1.05 per share over the Series A preferred stock and the common stock in the event of a liquidation, dissolution or winding-up of the Company.

Common Stock

The Company has 60,000,000 shares of common stock authorized for issuance with a par value of $0.001 per share. 40,000,000 of these shares are voting common stock and 20,000,000 are nonvoting shares. At December 31, 2022, the Company had 4,407,985 common shares issued and outstanding, all of which were voting shares.

Treasury Stock

In February and March 2005, the Company purchased 103,889 shares of its previously issued and outstanding common stock for $51,944 and is being held as treasury stock. Treasury stock is recorded using the cost method.

9.             TAXES

As of December 31, 2022, the Company had available net operating losses and research tax credits for Federal and State tax purposes of approximately $61,194,085 and $36,725,664, respectively. They are generally allowable for 20 years after year of loss or credit. Starting in 2020, any NOL generated prospectively can be carried forward indefinitely. The Company’s NOLs that were generated previously has began to expire. No deferred tax asset for net operating losses and research tax credits has been recorded in the consolidated financial statements since it has not yet been determined that the Company will experience a future benefit from them. Therefore a full valuation has been placed on any deferred tax assets.

10.           STOCK OPTIONS

On July 16, 2002, the Company adopted the Dimicron Incentive Stock Option Plan for employees, directors, and officers of the Company. The Company authorized the issuance of up to 1,450,000 shares of the Company's common stock for this plan. On June 22, 2012, the Company adopted the Dimicron, Inc. 2012 Stock Option Plan, a second stock incentive stock option plan for employees, directors, and officers of the Company that authorized the issuance of up to an additional 1,750,000 shares of the Company's common stock for this plan. In June 2022 the company approved the 2022 Stock option plan of up to 2,000,000 shares of the Company’s common stock for this plan. Periodically, the Company issues incentive stock options to promote the success of the Company and enhance its ability to attract and retain the services of qualified persons.

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

10.           STOCK OPTIONS (Continued)

During the years ended December 31, 2022 and 2021, the Company granted 1,182,500 and 200,000 stock options, respectively.

The Company applies Accounting Standards Codification 718, Compensation - Stock Compensation (ASC 718) for each equity instrument issued which requires the Company to estimate the fair value of each option issued at the grant date. The Company estimates the fair value of each stock award at the grant date by using the Black-Scholes option pricing model with the following assumptions used for grants: dividend yield of zero percent; expected volatility of 70%; risk free interest rate between 0.59% and 4.61%, and an expected life of four to nine years. During the years ended December 31, 2022 and 2021, the Company recognized additional costs of $785,150 and $294,732 as a result of applying ASC 718 to the options (costs amortized over the vesting terms of the options).

A summary of the status of the Company's stock options as of December 31, 2022 and 2021 and changes during the years is presented below:

	2022		2021
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding, Beginning of year	1,577,007	$3.20	1,377,007	$3.20

Granted	1,182,500	3.60	200,000	4.00
Cancelled/Forfeited/Expired	(53,003)	2.90	–	–
Exercised	–	–	–	–

Outstanding, End of year	2,706,504	$3.35	1,577,007	$3.20

Exercisable	1,663,100	$3.31	919,202	$3.20

As of December 31, 2022, 817,500 options were available for grant under the 2022 Stock Option Plan. As of December 31, 2022, the Company had $1,119,315 of unrecognized stock-based compensation costs related to non-vested awards that will be recognized over a weighted-average period of 2.18 years.

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DIMICRON, INC. DBA DYMICRON

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

11.           GOING CONCERN

The Company's consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.

In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations, the Company will need, among other things, additional capital resources. Management has been successful in negotiating contracts with strategic partners that, in the past have yielded contract revenue. The Company is currently marketing its spinal disc replacement in the EU and realizes revenue from these efforts. The Company plans to raise additional capital through the sale of equity and debt to current and new stockholders and creditors to sustain operations until revenues from the licensing or commercialization of its technology are sufficient to cover costs. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

12.           SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 13, 2023, the date which the statements were available to be issued.

In January 2023, the Company began to raise additional funds from the general public through a Regulation A filling process as expanded through Section 401 of the Jumpstart Our Business Startups (JOBS) Act.

In March 2023, the Company also received additional $1.3 million funding through issuance of convertible debt with an existing creditor.

No other events have occurred subsequent to year end requiring recording or disclosure in the financial statements.

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SIGNATURES

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

DIMICRON, INC.

/s/ Alan S. Layton
By:	Alan S. Layton, Chief Executive Officer

This report has been signed by the following persons in the capacities and on the dates indicated.

/s/ Alan S. Layton
Alan S. Layton, Chief Executive Officer, Chairman of the Board of Directors
Date: May 18, 2023

/s/ Curt Ence
Curt Ence, Comptroller, Principal Accounting Officer and Principal Financial Officer
Date: May 18, 2023

/s/ Whitney Clayton
Whitney Clayton, Director
Date: May 18, 2023

/s/ Armen Khachatryan, MD
Armen Khachatryan, MD, Director
Date: May 18, 2023

/s/ Duane Madsen
Duane Madsen, Director
Date: May 18, 2023

/s/ Tim Stratford
Tim Stratford, Director
Date: May 18, 2023

/s/ Jeff K. Taylor, MD
Jeff K. Taylor, MD, Director
Date: May 18, 2023

/s/ Suzanne Winters, PhD.
Suzanne Winters, PhD., Director
Date: May 18, 2023

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